EXHIBIT 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Pagaya Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount Registered	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, no par value (“Class A Ordinary Shares”)	457(c) 457(h)	40,139,607(1)	$20.75(2)	$832,896,846	$92.70 per $1,000,000	$77,210
	Total Offering Amounts				$832,896,846		$77,210
	Total Fees Previously Paid						—
	Total Fee Offsets						—
	Net Fee Due						$77,210

(1)
Represents (i) 40,000,000 Class A Ordinary Shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling securityholder, (ii) 46,536 Class A Ordinary Shares previously issued by the registrant to the selling securityholder named herein as an initial commitment fee for entering into the purchase agreement and (iii) 93,071 Class A Ordinary Shares issuable by the registrant to the selling securityholder named herein as an additional commitment fee pursuant to satisfaction of certain obligations under the purchase agreement. The shares will be offered for resale by the selling securityholder. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional number of Class A Ordinary Shares issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the Class A Ordinary Shares being registered pursuant to this registration statement.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, based on the average of the high and low prices per Class A Ordinary Shares as reported on The Nasdaq Capital Market on August 12, 2022.